Exhibit 10.44

Memorandum of Understanding between Global Green Solutions, Inc. (“Global Green Solutions”) and ITS Engineered Systems, Inc. (“ITS”)

The parties agree to pursue the formation of a joint venture entity (Global Greensteam) whose purpose will be to enter into steam supply contract with a major oil company in California and other directly related projects in the area.

Global Green Solutions and ITS will be 60/40 equity partners in Global Greensteam (the “Venture”), with Global Green Solutions shares including the interest formerly held by Greensteam LLC and acquired from Greensteam in a separate transaction. In recognition of investments already made by ITS, Global Green Solutions will invest the first $100,000 in the joint venture. Subsequent investments will be on a 60/40 basis.

Global Green Solutions will be the operating partner and be responsible for the project and operational management of the venture and the biomass fuel supply contracts. ITS will be responsible for the design, supply and support of the combustion and steam generation units. Global Greensteam will purchase ITS products and services and Global Green Solutions services and products on a cost plus basis. Global Greensteam intends to purchase all team generator equipment and services from ITS subject to availability to meet project timescales.

ITS will receive 600,000 restricted common shares of Global Green Solutions paid out in 4 tranches of 150,000 restricted common shares, one tranche due at the time of the first unit being operational (delivering steam), and one tranche due after unites 5, 10 and 15 are operational.

This MOU will lead to a “Definitive Agreement” to be concluded by 31 December, 2006.

ITS Engineered Systems Inc.		Global Green Solutions Inc.

Name	John Ladd	Name	J. Douglas Frater
Title	President	Title	President & CEO
Date	November 14, 2006	Date	November 13, 2006

	JOHN LADD		J. DOUGLAS FRATER

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